                                                                    EXHIBIT 23.2

                         INDEPENDENT AUDITORS' CONSENT
                             AND REPORT ON SCHEDULE

To the Board of Directors and Stockholders of Collectors Universe, Inc.

     We consent to the use in this Registration Statement of Collectors Universe, Inc. on Form S-1 of our report dated August 27, 1999 (September 1, 1999 as to Note 14), appearing in the Prospectus, which is a part of this Registration Statement, and to the references to us under the headings "Selected Consolidated Financial Data" and "Experts" in such Prospectus.

     Our audits of the financial statements referred to in our aforementioned report also included the financial statement schedule of Collectors Universe, Inc. and subsidiaries listed in Item 16(b). These financial statement schedule is the responsibility of the management of Collectors Universe, Inc. Our responsibility is to express an opinion based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

DELOITTE & TOUCHE LLP
Costa Mesa, California
September 1, 1999